Exhibit 99.1

Diamond Foods Announces the Appointments of Two New

Members to its Board of Directors

SAN FRANCISCO, CA, March 8, 2012 – Diamond Foods, Inc. (NASDAQ: DMND) today announced it has appointed Nigel Rees, a senior financial executive with McKesson Corporation, and Alison Davis, an accomplished corporate executive with decades of global financial and operating expertise, to its Board of Directors. Both executives will be joining the Board’s Audit Committee. In addition, Michael J. Mendes and Steven M. Neil resigned from Diamond’s Board of Directors effective March 7, 2012.

“We are thrilled to have Nigel Rees and Alison Davis join the Diamond Foods Board of Directors,” said Robert J. Zollars, Diamond Foods’ Chairman. “Nigel and Alison’s business knowledge, diversified experience and leadership of audit and financial functions will provide a depth of expertise invaluable to the Diamond Foods Board.”

Nigel Rees serves as Vice President and Controller of McKesson Corporation, a $112 billion publicly traded healthcare services and technology company. Prior to joining McKesson, Mr. Rees was Senior Vice President of Finance at Adecco, SA, an $18 billion global staffing and professional services company. His career experience also has included serving as Chief Financial Officer for a publicly traded software company and for a closely held regional distribution company, and managing the internal audit function for a major, publicly traded computer manufacturing company. Mr. Rees is a CPA and began his career in public accounting with Deloitte and Touche LLP. He holds a Masters of Business Administration from the University of Washington and a Bachelor of Arts from Whitman College.

Alison Davis most recently served as the Managing Partner of Belvedere Capital, a leading private equity investor in the U.S. financial services sector. Prior to Belvedere Capital, Ms. Davis served as the Chief Financial Officer of Barclays Global Investors, a large institutional investment firm with over $1.5 trillion of assets under management. She also spent 16 years as a strategy consultant with McKinsey & Company and as senior partner with A.T. Kearney. She is currently a director of Royal Bank of Scotland and Unisys. She has chaired audit, compensation and governance committees during her tenure of board service. Ms. Davis received a Bachelor of Arts and a Master of Arts degree in Economics from Cambridge University and holds a Masters of Business Administration from Stanford University.

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“It is a pleasure to welcome Alison and Nigel to the Diamond Foods Board of Directors,” said Rick Wolford, Diamond Foods’ Acting President and CEO. “Alison and Nigel join the Diamond Foods Board at a time when their experiences and insights will be valued and have an immediate impact on the company as it moves forward.”

About Diamond

Diamond Foods is an innovative packaged food company focused on building, acquiring and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. The Company’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Note regarding forward-looking statements: This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements necessarily depend on assumptions that may be incorrect and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations includes risk of loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.

Investors:	Media:
Linda Segre	Stephen Sibert
SVP, Corporate Strategy	VP, Corporate Affairs
Diamond Foods	Diamond Foods
(415)445 -7444	(415)445-7444
lsegre@diamondfoods.com	ssibert@diamondfood.com

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